Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.1 to Registration Statement No. 333-173856 on Form S-3 of our report dated March 16, 2011, relating to the financial statements of U.S. Auto Parts Network, Inc. and subsidiaries as of and for the year ended January 1, 2011, and the effectiveness of U.S. Auto Parts Network, Inc. and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of U.S. Auto Parts Network, Inc. and subsidiaries for the period ended January 1, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

August 8, 2011